EXHIBIT 5.2

[ANDREWS & KURTH L.L.P. LETTERHEAD]

Supplemental Legality Opinion

April 30, 2003

First Horizon Asset Securities Inc.

4000 Horizon Way

Irving, Texas 75063

Re:	First Horizon Asset Securities Inc.
Mortgage Pass-Through Certificates,
Series 2003-4

Ladies and Gentlemen:

We have acted as counsel to First Horizon Asset Securities Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of (a) certain Classes of its Mortgage Pass-Through Certificates, Series 2003-4 (the “Publicly-Offered Certificates”) to Morgan Stanley & Co. Incorporated (“Morgan Stanley”) pursuant to an underwriting agreement dated as of March 27, 2003 (the “Underwriting Agreement”), as supplemented by a terms agreement thereto dated as of April 25, 2003, each by and among First Horizon Home Loan Corporation, a Kansas corporation (“First Horizon”), the Company and Morgan Stanley and (b) certain Classes of its Mortgage Pass-Through Certificates, Series 2003-4 (the “Privately-Offered Certificates”) to Morgan Stanley, pursuant to a purchase agreement dated as of March 27, 2003 (the “Purchase Agreement”), as supplemented by a terms agreement thereto dated as of April 25, 2003, each by and among First Horizon, the Company and Morgan Stanley. The Publicly-Offered Certificates and the Privately-Offered Certificates are referred to herein collectively as the “Certificates.” The Certificates were created pursuant to a pooling and servicing agreement dated as of April 1, 2003 (the “Pooling and Servicing Agreement”) by and among the Company, as Depositor, First Horizon, as Master Servicer, and The Bank of New York, as Trustee. The Certificates evidence the entire beneficial ownership interest in First Horizon Mortgage Pass-Through Trust 2003-4 (the “Trust”), which consists primarily of certain mortgage loans (the “Mortgage Loans”) conveyed to the Trust by the Company pursuant to the Pooling and Servicing Agreement. The Company acquired the Mortgage Loans from First Horizon pursuant to a Mortgage Loan Purchase Agreement dated as of April 30, 2003 (the “MLPA”) by and between the Company and First Horizon.

The Publicly-Offered Certificates have been registered by means of a Registration Statement of the Company on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), under File No. 333-100663 which Registration Statement was declared effective by the Securities and Exchange Commission (the “Commission”) on November 20, 2002 (such Registration Statement, as amended to the date hereof, herein called the “Registration Statement”). We have participated in the preparation of the Registration Statement with respect to the Publicly-Offered Certificates and the Prospectus dated October 31, 2002 (the “Base Prospectus”) and the related Prospectus Supplement dated April 25, 2003 (the “Prospectus Supplement”), which Base Prospectus and Prospectus Supplement will be filed by the Company with the Commission pursuant to Rule 424 under the Securities Act (the Base Prospectus and the Prospectus Supplement, collectively, the “Prospectus”).

In connection with the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of the Registration Statement, the Prospectus and of such other instruments and documents as we have deemed necessary to review as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents submitted as copies.

Based upon the foregoing and in reliance thereon, we are of the opinion that:

1.	The execution and delivery of the MLPA and the Pooling and Servicing Agreement and the incurrence of the obligations and the consummation of the transactions contemplated therein by the Company have been duly authorized by the Company by all necessary corporate action and the MLPA and the Pooling and Servicing Agreement has been duly authorized, executed and delivered by the Company.

2.	The Pooling and Servicing Agreement constitutes a legal, valid and binding agreement of each of the Company and First Horizon, enforceable against each of the Company and First Horizon in accordance with its terms under the laws of the State of New York, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent or preferential conveyance or other similar laws of general application affecting the rights of creditors generally and to general principles of equity and equitable remedies (regardless of whether such enforcement is considered in a proceeding at law or in equity). The MLPA constitutes a legal, valid and binding agreement of each of the Company and First Horizon, enforceable against each of the Company and First Horizon in accordance with its terms under the laws of the State of Texas, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent or preferential conveyance or other similar laws of general application affecting the rights of creditors generally and to general principles of equity and equitable remedies (regardless of whether such enforcement is considered in a proceeding at law or in equity).

EXH.5.2-2

3.	The creation and issuance of the Certificates has been duly authorized by all necessary corporate action of the Company and, assuming due authorization, execution and delivery of the Pooling and Servicing Agreement by the Trustee and First Horizon, when executed and countersigned by the Trustee in accordance with the terms of the Pooling and Servicing Agreement and delivered to (or as directed by) and paid for by Morgan Stanley pursuant to the Underwriting Agreement (in the case of the Publicly-Offered Certificates) and the Purchase Agreement (in the case of the Privately-Offered Certificates), the Certificates will be validly issued and outstanding and entitled to the benefits provided by the Pooling and Servicing Agreement.

In rendering the opinions set forth above, we have relied on (i) the opinion of even date herewith of Thacher, Proffitt & Wood, special counsel to the Trustee, that the Pooling and Servicing Agreement and the Certificates have been duly and validly authorized by all necessary corporate action on the part of the Trustee, have been duly and validly executed and delivered by the Trustee and constitute the legal, valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms and (ii) the opinion of even date herewith of special counsel to First Horizon that the MLPA and the Pooling and Servicing Agreement have been duly and validly authorized by all necessary corporate action on the part of First Horizon and has been duly and validly executed and delivered by First Horizon, and we are aware of no reason for which reliance thereon is not justified.

We express no opinion as to the laws of any jurisdiction other than the laws of the United States and the States of Texas and New York and the Delaware General Corporation Law.

The opinions expressed above are solely for your benefit and, without our prior consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document or other report, and may not be furnished to any other person or entity. These opinions are delivered as of the date hereof and we disclaim any responsibility to update these opinions at any time following the date hereof.

We consent to the use and incorporation by reference of this opinion in the Registration Statement. In giving such consent we do not imply or admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/    Andrews & Kurth L.L.P.

EXH.5.2-3